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BlackRock Innovation & Growth Term Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Richard Thiemann

Emmanuel Werthenschlag

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Boaz R. Weinstein posted the tweets attached hereto as Exhibit 1 to his Twitter account. The last tweet included a link to an article, which is reproduced as Exhibit 2.

Exhibit 1

Exhibit 2

New York activist investors Saba Capital turn up on VG1 register

Sarah Thompson, Kanika Sood

and Emma Rapaport

Jun 27, 2023 – 11.34am

New York’s Saba Capital, a $US4.4 billion ($6.6 billion) activist hedge fund more than willing to take on investment giants including BlackRock, has emerged as a major shareholder in Regal Partners’ listed VGI Partners Global Investments vehicle.

Assisting Saba is Arnold Bloch Leibler’s Jeremy Leibler. Of note, the formidable Leibler was two years ago assisting VGI Partners, now part of Regal, in scaring off the last activists to agitate for change at the fund – former merchant bankers David Kingston and Malcolm McComas.

Boaz Weinstein is the founder and chief investment officer of Saba Capital. **Bloomberg**

At that time, in April 2021, the fund had net assets worth $2.57 a unit and was trading at around $2.17 per share. Now, VG1, as the fund is known, has net assets worth $1.98 a unit and is trading at around $1.62 per share. VG1 listed on the ASX in September 2017 and mirrors the hedge fund’s flagship long/short global equities strategy, which was previously only available for wealthy families and high net worth clients.

It remains unclear what Saba’s intentions are, but it has had plenty of experience pushing for change at major funds. Earlier this month, it took aim at two funds managed by BlackRock, the world’s largest asset manager, accusing it of poor portfolio management and corporate governance failures. Those two funds – the BlackRock ESG Capital Allocation Trust and Blackrock Innovation and Growth Trust – have both been trading significantly below their net tangible asset values. In December, it proposed an alternate slate of directors at Templeton Global Income Fund and more recently attempted to wind up the Citadel Income Fund. That meeting is due in September.

Saba’s arrival on the VG1 register, with a five per cent stake, comes shortly after VGI founder Rob Luciano said he would be taking a three-month sabbatical. In his place, the funds will be run by VGI portfolio managers Marco Anselmi and Simon Birrell with oversight from Phil King, now Regal’s chief investment officer.

VG1 has made a number of changes to its portfolio through the year, including taking new positions in the London Stock Exchange Group and GE Healthcare. It has also exited positions in Mastercard, SAP and Cartier manufacturer Richemont.